Exhibit (d)(11)

Toro Australia Pty. Limited
General Employee Stock Plan

May 2000

Contents

1.	The Purpose	1
2.	Definitions	1
3.	Exceptions from Eligibility	2
4.	Participation	2
5.	Issuance of Common Stock	2
6.	Ranking of Common Stock	3
7.	Restrictions on Transfer	3
8.	Withdrawal from Plan	3
9.	Amendment	4
10.	Powers of the Board	4
11.	Term of the Plan	5
12.	Contracts of Employment and Other Employment Rights	5
13.	Plan Costs	5
14.	Governing Law	5

Toro Australia Pty. Limited
General Employee Stock Plan

1.	The Purpose

The purpose of the Toro Australia Pty. Limited General Employee Stock Plan (the “Plan”) is to provide employees of Toro Australia Pty. Limited ACN 001 310 443 (the “Employer”) with an opportunity to acquire an ownership interest in The Toro Company (the “Company”) through the purchase of shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”), and thus develop a stronger incentive to work for the continued success of the Employer and the Company.

2.	Definitions

2.1.	When used in the Plan, the following terms have the meanings indicated unless a different meaning is plainly required by the context:

Application Form means the form to be completed by an Eligible Employee to become a Participant in the Plan.

Base Remuneration means a Participant’s base salary and any part of a Participant’s remuneration as the Board may determine from time to time.

Board means the Managing Director and the Human Resources Manager of the Employer and the Director, Compensation & Benefits and the Director, Human Resources of the Company or such other individuals as may be designated by the Company from time to time.

Eligible Employee means a full-time or permanent part-time employee of the Employer who has completed three months of continuous service with the Employer as the Board determines at its discretion or such other person as the Board determines at its discretion.

Participant means an Eligible Employee who meets the requirements for participation in the Plan and has completed an Application Form and who is accepted by the Board for participation.

Relevant Value means the amount of a Participant’s Base Remuneration that, as a result of participation in the Plan is not to be paid to the Participant. The Relevant Value must not be less than AU $250 nor more than AU $1,000 or such other amounts as determined by the Board in accordance with applicable law.

3.	Exceptions from Eligibility

3.1.	The Board may determine at any time that any Eligible Employee shall not participate in the Plan if the Eligible Employee is a participant in any other share, stock or option plan operated by the Employer or the Company or if the Eligible Employee’s participation would be unlawful.

3.2.	If a Participant withdraws from the Plan in accordance with rule 8, the former Participant shall not participate in the Plan until a new invitation is made under rule 4.1.

3.3.	If a Participant’s employment with Employer terminates, the Participant shall cease to be an Eligible Employee or Participant in the Plan, and the cash value of the portion of the Relevant Value credited to the Participant’s account shall be paid to the former Participant by cheque within three weeks after termination of employment. For the removal of doubt, the former Participant will not be entitled to receive shares of Common Stock on or after termination of employment.

4.	Participation

4.1.	Subject to the terms and conditions of the Plan, the Board may, in its absolute discretion, invite an Eligible Employee to participate in the Plan by completing an Application Form.

4.2.	The Application Form shall include a request by the Eligible Employee to the Board to reduce all or part of the Eligible Employee’s Base Remuneration in equal monthly installments totaling the Relevant Value during the one year period specified in the form.

4.3.	The Board shall be entitled to accept or reject a Participant’s request under rule 4.2 in its absolute discretion.

4.4.	A Participant may not amend the Application Form after the applicable one year period has commenced, except with the consent of the Board.

4.5.	By completing and returning the Application Form, a Participant agrees to be bound by the terms and conditions of the Plan.

5.	Issuance of Common Stock

5.1.	If a Participant has not withdrawn from the Plan under rule 8 or terminated employment as governed by rule 3.3, on the fifth business day of December of the one year period specified in a Participant’s Application Form and the fifth business day of June following such one year period, one-half of the Relevant Value shall be converted to shares of Common Stock for the Participant. The number of shares to be issued shall be determined by dividing one-half of the Relevant Value by the 4 p.m. New York time closing price of one share of Common Stock as reported by the New York Stock Exchange for each such business day.

5.2.	The Company shall issue stock certificates for the shares acquired pursuant to rule 5.1 and shall send the certificates to the Human Resources Manager in Australia for delivery to Participants as soon as practicable following the conversion dates.

5.3.	Certificates shall be issued for whole shares only (rounding down) and cash for any fractional share shall be returned to a Participant in the next payroll cheque or by separate cheque.

5.4.	Shares of Common Stock may be treasury shares, newly-issued shares or shares purchased in the open market.

6.	Ranking of Common Stock

Common Stock issued under the Plan shall rank equally with all other Common Stock of the Company.

7.	Restrictions on Transfer

7.1.	Shares of Common Stock issued under rule 5.2 may not be sold or otherwise transferred for three years after the date of issuance.

7.2.	Stock certificates issued under rule 5.2 will have a legend prohibiting sale or other transfer of Common Stock for three years after the date of issuance. The Company may request its transfer agent to apply a stock transfer order with respect to any stock certificate issued in connection with the Plan, and do all things necessary or desirable for the purpose of preventing a breach of rule 7.1.

7.3.	If at the end of the Plan or the final three year restrictive period a Participant holds less than 100 shares of Common Stock, and the Participant wishes to sell the shares to the Company, the Company will (so long as not prohibited by law) purchase the shares from the Participant at the 4 p.m. New York closing price of the Common Stock as reported by the New York Stock Exchange for the last trading day of May in the applicable year.

8.	Withdrawal from Plan

A Participant may withdraw in cash the portion of the Relevant Value credited to his or her account under the Plan at any time by giving written notice to the Employer’s Human Resources Manager. The amount credited to a Participant’s account will be paid as soon as possible after receipt of notice of withdrawal and no further reduction will be made in respect of the former Participant’s Base Remuneration. If a Participant elects to withdraw under this rule, no shares of Common Stock shall be issued under rule 5.1.

9.	Amendment

9.1.	Subject to rules 9.2 and 9.3, the Company may at any time amend all or any of the provisions of the Plan, including this rule 9.1.

9.2.	No amendment of the Plan shall reduce the rights of any Participant with respect to Common Stock that has been issued but remains subject to the restrictions on transfer in rule 7, other than an amendment introduced primarily:

(a)	for the purpose of complying with or conforming to present or future State, Territory or Commonwealth legislation governing or regulating the maintenance or operation of the Plan or like plans;

(b)	to correct any manifest error or mistake;

(c)	to enable contributions or other amounts paid by the Employer with respect to the Plan to qualify as income tax deductions;

(d)	to reduce the amount of fringe benefits tax under the Fringe Benefits Tax Assessment Act 1986 or the amount of tax under the Income Tax Assessment Act 1936 (or those laws as amended, re-enacted, replaced or superseded) or the amount of any other tax or impost that may otherwise be payable in relation to the Plan;

(e)	for the purpose of enabling the Participants generally (but not necessarily each employee) to receive a more favorable taxation treatment with respect to participation in the Plan; or

(f)	to enable compliance with the laws or regulations of the Australian Securities and Investment Commission or securities laws or regulations of the United States of America or rules of the New York Stock Exchange.

9.3.	Subject to the above provisions of this rule 9, any amendment made pursuant to rule 9.1 may be retrospective as specified in the written instrument amending the Plan.

10.	Powers of the Board

10.1.	The Plan shall be managed by the Board which shall have power to:

(a)	determine appropriate procedures for the administration of the Plan consistent with Plan rules;

(b)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan; and

(c)	exercise discretion expressly conferred on it by these rules or which may otherwise be required in relation to the Plan.

10.2.	Any power or discretion under these rules may be exercised in the interests or for the benefit of the Employer and the Company, and the Board is not, in the exercise of such a power or discretion, under any fiduciary or other obligation to any other person.

10.3.	The Plan may at any time be suspended or terminated by the Company or the Board in their sole discretion. In the event of a suspension or termination, these rules shall continue to operate with respect to any Common Stock issued or transferred under the Plan prior to such a suspension or termination.

11.	Term of the Plan

The Plan shall continue in effect for three years, with three one-year invitation periods. The first period commences on June 1, 2000 and ends on May 31, 2001; the second period commences on June 1, 2001 and ends on May 31, 2002; and the third period commences on June 1, 2002 and ends on May 31, 2003. The Company may extend the term of the Plan at its discretion.

12.	Contracts of Employment and Other Employment Rights

12.1.	It is a condition of these rules that no compensation under any employment contract will arise as a result of operation, modification or termination of the Plan.

12.2.	The value of Common Stock acquired shall not increase a Participant’s income for the purpose of calculating any other employee benefits.

12.3.	Participation in the Plan shall not confer on any Participant any right to future employment.

13.	Plan Costs

A Participant will not be liable for any costs associated with the implementation or administration of the Plan.

14.	Governing Law

The laws of South Australia govern the Plan, except that the laws of the United States of America shall govern with respect to the authorization, issuance, offer and sale of the Common Stock.